Exhibit (h)(1)(A)(iv)

Certain information has been excluded from this exhibit because (i) it is not material and (ii) it would be competitively harmful if publicly disclosed.

AMENDMENT TO MASTER SERVICES AGREEMENT

THIS AMENDMENT TO MASTER SERVICES AGREEMENT (this “Amendment”), effective as of September 1, 2023, by and among Ultimus Managers Trust, an Ohio business trust (the “Trust”), and Ultimus Fund Solutions, LLC, an Ohio limited liability company (“Ultimus”) (collectively, the “Parties”).

WHEREAS, the Parties entered into that certain Master Services Agreement dated July 24, 2018, as amended (the “Agreement”); and

WHEREAS, Ultimus seeks the Trust’s approval of a tax provisioning/ASC compliance fee for tax provisioning services and ASC 740 compliance; and

WHEREAS, Ultimus seeks the Trust’s approval of transfer agent shareholder fees to be paid by shareholders of the Funds; and

WHEREAS, the Trust’s Board is agreeable to the aforementioned fees.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	The Agreement hereby is amended by inserting the following language in each Fund Administration Fee Letter, which language shall supersede any existing references to Tax Provisioning/ASC 740 Compliance fee.

Tax Provisioning/ASC 740 Compliance fee. Each Fund shall pay Ultimus $           per calendar quarter for tax provisioning services and ASC 740 Compliance.

(b)	The Agreement hereby is amended by inserting the following language in the Transfer Agency Fee Letters, which language shall supersede any existing references to Shareholder Fees.

Shareholder Fees****
Annual IRA Custodial Fee	$
Removal of excess contribution or Roth conversion/recharacterization	$
Outbound Wire	$
Returned ACH/Bounced Check	$
IRA Withdrawal Fee (transfer or redemption)	$
Overnight Delivery	$
Statement Retrieval Fee	$

****	Fee may be passed through to shareholders of the Fund(s).

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	In the event of any conflict between this Amendment and the Agreement, this Amendment shall control.

(c)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

ULTIMUS MANAGERS TRUST

By:	/s/ Todd E. Heim
Todd E. Heim
President

ULTIMUS FUND SOLUTIONS, LLC

By:	/s/ Gary Tenkman
Gary Tenkman
Chief Executive Officer